SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2004

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO

(State or other jurisdiction of incorporation or organization)

1-7323	31-0523213
(Commission File Number)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO	45206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 513-961-2660

Item 12.    Results of Operations and Financial Condition.

See the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRISCH’S RESTAURANTS, INC. (registrant)

DATE     January 12, 2004

BY	/s/ DONALD H. WALKER

Donald H. Walker Vice President—Finance and Principal Financial Officer

Company Contact:

Donald H. Walker Vice President-Finance and CFO Frisch’s Restaurants, Inc. (513) 559-5202	Bill Roberts, CTC (937) 434-2700 Wayne Buckhout, CTC (937) 434-2700

Frisch’s Reports Record Sales and Earnings in Second Quarter and First Half of Fiscal 2004

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 12, 2004, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the 12-week second quarter ended December 14, 2003. Revenues rose 10.2% to $60,383,860 from $54,803,796 for last year’s second quarter. Earnings for the quarter rose 9.1% to $2,410,570 compared to $2,210,463 last year. Diluted earnings per share increased to $.47 per share from $.44 per share last year.

For the first half of the fiscal year, revenue rose 10.3% to $137,786,905 from $124,908,066 for the first half of last year. Earnings rose 11.1% to $5,698,591 from $5,127,656. Diluted earnings per share were $1.12 for the first half of fiscal 2004 versus $1.02 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales in the second quarter at our Big Boy restaurants increased 5.1%. This marks the twenty-fourth out of the last twenty-five quarters that same store sales have increased in our Big Boy restaurants. For the twenty-eight weeks, same store sales are ahead 4.9%. A new Big Boy will open at the end of January, and an older Big Boy will be replaced before the fiscal year ends in May.

“Same store sales for our Golden Corral restaurants declined 2.4% for the quarter, but were still up year to date by 2.6%. In addition, the Golden Corral development schedule is on track with a total of twenty-four restaurants opened in four markets. Two Golden Corrals are under construction and will open before the end of the fiscal year. Three more Golden Corrals are scheduled to open in the latter part of calendar 2004.”

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 14, 2003	Dec. 15, 2002	Dec. 14, 2003	Dec. 15, 2002
Revenue
Sales	$137,129	$124,213	$60,092	$54,511
Other	658	695	292	293

Total revenue	137,787	124,908	60,384	54,804

Costs and expenses
Cost of sales
Food and paper	46,496	40,061	20,290	17,465
Payroll and related	46,345	43,096	20,458	18,926
Other operating costs	27,879	26,437	12,320	11,408

	120,720	109,594	53,068	47,799
Administrative and advertising	6,915	6,487	2,956	2,833
Impairment of long-lived assets	—	(666)	—	—
Interest	1,316	1,480	583	648

Total costs and expenses	128,951	116,895	56,607	51,280

Earnings before income taxes	8,836	8,013	3,777	3,524
Income taxes	3,137	2,885	1,366	1,314

Net earnings	$5,699	$5,128	$2,411	$2,210

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.15	$1.04	$.48	$.45

Diluted net earnings per share	$1.12	$1.02	$.47	$.44

Diluted average shares outstanding	5,096	5,009	5,128	5,011

Depreciation included above	$5,736	$5,847	$2,408	$2,540

Opening expense included above	$947	$635	$513	$317

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Dec. 14 2003	June 1, 2003
	(unaudited)

Assets
Current assets
Cash and equivalents	$1,424	$1,133
Receivables	1,282	1,277
Inventories	3,954	3,825
Other current assets	2,634	3,574

	9,294	9,809

Property and equipment	126,074	116,768

Other assets
Goodwill & other intangible assets	1,877	1,828
Property held for sale and land investments	2,745	2,802
Other	7,245	7,429

	11,867	12,059

	$147,235	$138,636

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$12,420	$9,474
Accrued expenses	6,927	7,407
Other	8,666	6,865

	28,013	23,746
Long-term obligations
Long-term debt	34,225	34,260
Other long-term obligations	10,090	10,864

	44,315	45,124

Shareholders’ equity	74,907	69,766

	$147,235	$138,636